Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 28, 2013	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

Huntsman to Offer Additional 4.875% Senior Notes due 2020

THE WOODLANDS, Texas, February 28, 2013 — Huntsman Corporation (NYSE: HUN) today announced its intention, subject to market and other conditions, to privately offer $250 million in aggregate principal amount of additional 4.875% senior notes due 2020 (the “Notes”) through its wholly owned subsidiary, Huntsman International LLC (the “Issuer”). The Notes are being offered as additional notes under the indenture, dated as of November 19, 2012, among the Issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which the Issuer issued $400 million in aggregate principal amount of its 4.875% Senior Notes due 2020 on November 19, 2012 (the “Prior Notes”). The Notes will be treated as a single series with, and will have the same terms as, the Prior Notes.

Huntsman intends to use the net proceeds to redeem $200 million in aggregate principal amount of its 5½% Senior Notes due 2016 and to pay associated accrued interest and for general corporate purposes.

The Notes will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law; and unless so registered, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.